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EXHIBIT 5


July 28, 1995



The LTV Corporation
25 West Prospect Avenue
Cleveland, Ohio   44115

Dear Sirs:

I am the Senior Vice President, General Counsel and Secretary and have acted as counsel for The LTV Corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 75,000 shares (the "Shares") of Common Stock ($0.50 par value) of the Corporation issuable pursuant to The LTV Corporation Non-Qualified Stock Option Plan for Certain Key Employees of Continental Emsco Company (the "Plan"). In connection therewith, I have examined, or caused to be examined, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Corporation of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


Glenn J. Moran

GJM/efa